KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

KCSA

Moderator: Garth Russell
May 14, 2008
9:00 am CT

Operator:	Good morning. My name is (Melissa) and I’ll be your conference operator today. At this time I would like to welcome everyone to the KIT digital First Quarter 2008 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time please press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

If you have previously pressed * 1 to pose a question we request that you press the pound sign and then press * 1 again.

Thank you. It is now my pleasure to turn the floor over to your host Garth Russell of KCSA Strategic Communications.

Sir, you may begin your conference.

Garth Russell:
Thank you. Before turning the call over to management, I must read the safe harbor statement under the Private Securities Litigation Reform Act of 1995. With the exception of historical information the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements.

Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate including rising interest rates and unanticipated events such as terrorist activities.

In some cases you can identify forward looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms, or comparable terminology. These statements are not only predictions.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

Although we believe that the expectations reflected in the forward looking statements are reasonable such statements should not be regarded as a representation by the company or any other person that such forward looking statements will be achieved. We undertake no duty to update any forward looking statements whether as a result of new information, future events, or otherwise.

In light of the forgoing listeners are cautioned not to place undue reliance on such forward looking statements. For further risk factors see the risk factors associated with our company review in our SEC filings.

It is now my pleasure to turn the call over to Mr. Kaleil Isaza Tuzman, Chairman and CEO of KIT digital. Kaleil, the floor is yours.

Kaleil Isaza Tuzman:
Thanks Garth. Welcome everybody. We are excited to be presenting to you the completion of our restructuring quarter that we had talked about on the first call that I participated back in early January of this year.

We, over the first quarter, have completed the vast majority of the restructuring that we had planned in order to put the company on the right footing from a capital structure perspective, a balance sheet perspective, and an operating perspective.

Let me start in reverse order with the most important—which is from the operational side of things. We have reduced costs dramatically across the business over the last three and a half to four months, while increasing revenues by about 60% between January and April.

And, including the Kamera acquisition, which would add today about $350,000 to $400,000 of revenue per month, top-line consolidated revenue increase on a month to month basis (between January and April) would be closer to 100%. This actually disguises higher underlying growth since we jettisoned certain client relationships that we felt were structurally loss-making for the company.

So, when we came on in January, we were about a million dollars a month in revenue. On a pro forma consolidated basis, today we’re closer to about $2 million a month. And we moved the cash loss position to well in excess of $2 million per month down to an EBITDA loss level today (or in April rather, it’s lower today) of closer to $700,000 per month—which is rapidly decreasing.

Management is here today to reiterate our confidence that we will be cash-flow positive by the timeframe that we had originally telegraphed to the market of fourth quarter of this year.

The first quarter also had significant changes with respect to capital structure and balance sheet, also for the positive. And when I say first quarter, really to be fair I’m bleeding into the most recent monthly period of April, so we’re talking about the first four months of the year.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

We were able to eliminate the preferred class of shares which was done through a mechanism relating to the separation agreement with Mesrs. Petty and Smyth, who basically provided a proxy to the company, which allowed the company to vote the preferred shares into elimination.

I will defer to my colleague Robin to discuss whether the timing -(it’s actually hasn’t been formally approved but it’s pro forma at this point and is waiting approval within days I think with respect to the preferred elimination).

We now have strictly common shares. Those common shares as we articulated in a press release last week, after our most recent financing announcement, total on a pro forma basis about 146 million. And we do have of course have some warrants outstanding with reference to the most recent financing that took place.

The company has no debt. We are in what we believe is now the strongest financial position in the sector, both from an absolute basis in terms of dollars in the balance sheet and also from a relative basis in terms of the coverage of our monthly burn—which as, we said before on this call and in the past ,we hope to get down to zero by the fourth quarter.

Lastly, we have engaged in a general review and an improvement of our corporate structure broadly speaking. We’re in the process of incorporating a fully owned subsidiary in the Emirates where, as I think everyone knows now, is where we have our operating executive team, based in Dubai. We believe that will introduce additional tax efficiencies with respect to the corporate structure.

We have also reduced overhead expenses with respect to our global offices significantly and restructured a number of both office and equipment leases in that process.

I’m going to pass off to Robin Smyth, our CFO and then we’ll go over to Gavin Campion, our president, to talk about operations. I would just leave the group with the message that the first quarter was as everyone knows a restructuring focused quarter, a quarter of imposing very significant fiscal discipline and strategic discipline on the company. And the excitement level is very high in the company with reference to what’s going on in the field.

The fruit of this discipline has been significant additional sales in a time period where we actually were not anticipating them and a cohesion and a coherence of our go-to-market plan with our team that’s really coming into relief much more quickly than any of us could have hoped for.

Robin.

Robin Smyth:
Good morning. I’d like to just give a brief summary of the highlights of the quarter. Kaleil has mentioned it and we’ve said previously this was the restructuring quarter and I think some of the results reflect that.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

Our revenue of $3.5 million was up by 16.7% on the first quarter of 2007. But more importantly if we look at our net loss our net loss - excluding non-cash items, restructuring charges, or non-recurring changes amounted to a reduction of about 46.2% versus the same quarter.

We’ve even able to maintain revenue during this period even though we were structuring so many of our activities. And I think we’ve also indicated in previous calls that 85% of our revenue still continues to be internationally based, outside America.

The top line net loss for the quarter was $10.6 million. However this included a number of non-cash costs: restructuring costs and non-recurring expenses.

The non-cash stock compensation charge was approximately $4 million, which was largely a result of re-pricing of options and re-setting the employee stock option plan. And this charge will be significantly less in future quarters.

In restructuring in Q1 there is also a $2.9 million charge which related to stock severances, facilities closing, and also IT platform migration and corporate re-branding—as everyone knows we re-branded with company under the KIT digital name. Of the $2.9 million, $1 million of this was non-cash in nature.

So, excluding non-cash restructuring and other non-recurring charges, the net loss for the period was $3.5 million—which is significantly down. We’re now in a position to focus on the future growth of the company.

And as Kaleil has mentioned, on a preliminary view of April, our pro forma business, with the inclusion of Kamera, management estimates in the vicinity of $2 million of revenues with an approximately $680,000 consolidated EBITDA loss after excluding any non-cash stock compensation and the remaining activity of platform migration and corporate re-branding.

I’d like to now hand over to Gavin who’ll talk about the operations moving forward.

Gavin Campion:
Thanks Robin. It’s great to see the quarter locked down and I do believe we have a very solid platform to drive forward. I think the restructuring does mask a number of positives which can become more and more apparent now as we drive forward and focus on growing the revenue of maintaining the discipline and the cost.

The integration of Sputnik is now done and our new go-to-market strategy which we talked about on the last call is really starting to fire and gain some good traction in the marketplace.

So I might spend a few minutes and just talk about that go-to-market strategy, and indeed some of the successes that we’ve already booked. I guess there’s two elements to the go-to-market strategy. There’s the focus on internationa marketes—meaning we’re still operating and driving quality in North America but we see international business as key to our success.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

We report in fact I think 85% or so revenues currently come from what we call “rest of the world” -i.e., ex North America. And the second element of our go-to-market strategy is our focus on additional verticals to the media and entertainment marketplace.

And I’ll spend a minute and just talk about this, because we’ve stated our intentions to do his and we’re seeing results - positive results perhaps even quicker than we hoped for.

We have around the world a series of what we call “vertical champions” to take on and develop template strategies as they relate to strategic and creative solution, technology platform, product, content strategy, and operational delivery.

It’s supported by a series of metrics to demonstrate the value that they are producing and we expand that into media markets to try and secure advertising revenue around the solutions for our clients.

So, we are, if you like, managing their value equation and making sure we’re on the revenue side of the ledger. We’re connecting our own revenue flows through a strategy bridge influence or in the marketplace.

These verticals include community-based markets. In fact we’re just developing and launching a market-leading technology product specifically for this vertical with which we’re already seeing some success with.

Retail and media and entertainment are still important to us and especially in international markets. Automotive, finance, classifieds, and government would be the core of our new target verticals at the moment.

They’re turning up a number of new sources of revenue for us as well which is great - some license fees, software fees, content fees, streaming fees, and also strategic and creative fees because we’re really able to help these retail, automotive, classifieds and other companies with video online. We’re really able to help them monetize these assets.

Let me just talk to some of the successes there for a moment. In the classified side per the release we’re now contracted to the Sensis business in Asia Pacific. Sensis is the largest provider of online information, classified material in Asia Pacific currently and Australasia. So we’re developing a UGC-based classifieds product - premium listings if you like. So that’s contracted.

In the retail side of things for the past month or so we’ve picked up Kmart and Coles and are currently writing their strategies to execute video online and connect to their customers through video.

In the media and entertainment side we’ve announced the appointment of RCS. And even just those two (RCS and Sensis) are in the top three clients by the way as we move forward this year. It’s incredibly positive.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

In the finance vertical we’ve been appointed to the NASDAQ business. And in Latin America now we have a couple of contracts out - but they’re not signed as yet, on the government side.

And let me talk about international a little bit more. Our pipeline is filling and filling rapidly. In Asia Pacific we’re pitching at least once a week and so far I think we’ve got everything we’ve come for - limited competition in that marketplace which is part of the reason why we’re going to the international market. But we’re pitching at least once a week there.

In China we have two mobile opportunities at the moment out of Shanghai. In India we have a business development manager actually in India at the moment - he’s in Mumbai, moving to Delhi later in the week. And I myself will be going to Delhi in the first week of July; looks like I might need to be there for two weeks by the length of the list he’s created for the pipeline there. But we’ll work that out in due course.

In Dubai—Kaleil mentioned I think that the executive team has now been in Dubai now for a while—and we’ve arranged our first tender in the local market in the property area, which is very exciting because we actually have a proven capability there in another marketplace which we can roll out. So we’re very positive about that.

We’re active in Italy. We have a pitch in Paris next Tuesday. And Latin America as I mentioned we actually have three contracts we’re working through at the moment. That marketplace is gaining some traction for us.

And I’m not forgetting the US and the UK either in the summary. Just this morning—I’m in London at the moment—but this morning I met with one of our larger clients who to quote, “This account could be eight times the size it is now if we can get through this six week period.” Incredibly exciting - we’ll get through the six-week period by the way.

And the - not sure quite how to word it - “massive”, I think opportunities in the UK at the moment that we’re working through which individually could clean up our year quite nicely.

So restructured appointments of new salespeople, business development and marketing services people is already paying off. I think we’ve refocused our resources on the front-end of our business through this restructuring. We have more salespeople out there to drive revenue, which is obviously positive.

We have a company-wide incentive plan in place now as well that everybody’s incredibly excited about. And I think on the international side of things we’re certainly seeing less competition around the world. North America is very competition-heavy.

And I think, whilst being polite, around the world the clients need a little bit more of our help in understanding the power if you go online. And with our repositioning of our business we are particularly placed ahead of all of our competition on a global basis to actually help them in

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

this strategic and creative point of view to monetize this technology capability on their sites. I think that’s a major reason why we’re seeing such quick success.

Also I think from our product point of view, our product’s coming on in leaps and bounds. Our roadmap is being well executed across various fronts, and we’re stabilizing our product and then moving forward. We’ve got some good innovation as we move into these verticals and we’re being able to do that very quickly; enhancements going through very nicely.

The market-driven approach I think as folks heard in the last call, is really enabling us to quickly connect technology solutions with our clients because we’re actually asking them what they want before we develop it.

And I think the same’s true on the content side of things as well. I think it’s an increasingly tight content strategy which again is market-driven. One of the issues in this marketplace is that the suppliers of the content have a view on the value and the buyers of the content can’t get a return on that value.

With our market-driven strategy, together and with our ability to monetize this content to our clients, we’re really seeing the content function of our business gain some traction as well.

And I guess all of that really moves across to the revenue side of the ledger so we’re actually seeing sales now and not cost. So some terrifically exciting things going on; I am very confident in our go-to-market plan. But I think the early successes, you know, give my management team and our company a great deal of confidence and we’re really seeinga positive lift in morale in our company as these come through.

So I think with that I’ll pass back to Kaleil. Thank you.

Kaleil Isaza Tuzman:	Thanks Gavin. Gavin’s expertise in this market, particularly in deploying marketing-led solutions in the IPTV segment, has really been rocket fuel for the business in the first quarter.

And our vision to be the provider of choice for video solutions, online, and to mobile devices for large corporations around the world is really starting to happen and that vision has started to become reality.

I’d like to just close the formal comments by talking a bit about the M&A front because it ties into that vision. Everything you’ve been hearing about in terms of our first quarter activity in Europe and Asia and now increasingly in places like South Asia and Latin America is in the video online arena.

As I said on the first call that we had together back in January when I took over the CEO position—and indeed as part of the original thesis for getting involved in the company—was the ability to provide device-agnostic video solutions over Internet Protocol. And that means both for the browser and to the mobile phone.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

And we talked about this before, but the Kamera acquisition, which is now mightily close to closing—I think we’re now just a couple of days away now from signing definitive agreements—is a critical piece of that puzzle. Because we want to be able to walk into a new large financial services client in China or a new large retail client in India and provide the video solutions for them to get to the customers both online and to the mobile phone.

If you sit in North America this is less intuitive to you because 3G doesn’t really exist in North America and video over the mobile phone is not really a commercial reality.

However in Asia, in large swaths of Asia, in the Middle East, and in large parts of Europe, not only is it a reality but it rivals really the importance of video through the browser through your computer.

So it was really critical to us to be the leader in that new kind of device-agnostic approach and it’s something that as we look around the market at other players—be it video or over Internet Protocol—we don’t see that capability. We see people only being able to approach clients specifically about the browser, or in one specific geography, or specifically about the mobile device in certain cases. We want to provide that combined, enterprise solution.

Just to close: our vision is to be the leading provider of choice for large enterprises. What does that mean? Probably Global 1000, maybe Global 2000 type of companies—focusing on the higher-growth international markets for video provisioning over Internet Protocol—which means both to the browser and the mobile phone. And the Kamera deal gets us a good part of the way there.

We’ve talked before about dialogues that have occurred with CDN providers to be able to lower our streaming costs. JumpTV and others have been mentioned before in that context. And I think you should definitely expect that we will be trying to develop better costing internally for streaming. Whether we do that organically or through a small asset acquisition is yet to be determine. That’s kind of another leg of the stool that we talked about since January.

We are very keen on keeping our shares now where they are. We’re not interested in additional dilution. I think you should expect us to be very disciplined with respect to additional asset acquisition.

My grandfather used to say, “It’s good to have a dollar in the dime store during the Depression.” And I think we right now feel like we have a dollar in the dime store during the Depression. It’s a tough market in North America right now; we’re exposed to higher growth markets, we’ve got good capital on the balance sheet.

And we’re optimistic and have good growth going on in the business and we feel like some assets may come to us at good prices and we want to be in a position to smartly negotiate where appropriate for those assets.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

So that’s the somewhat cryptic comment on M&A. It’s perfectly consistent with the last two calls we’ve had - the messaging that we’ve had in that regard. And also wanted to give the positive news that things look clean with respect to the Kamera closing.

Operator with that those, our management’s comments are complete and we’ll open it to questions.

Operator:
Thank you. At this time I would like to remind everyone if you would like to pose a question press * then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question is coming from Richard Fetyko with MCS and Company. Please go ahead

Richard Fetyko:	Good morning guys.

Kaleil Isaza Tuzman:	Good morning Richard.

Richard Fetyko:
Question - a few questions here. First with respect to revenue run rate you mentioned you’re doing about $2 million a month—or at least as of April including Kamera. And Kamera you mentioned will contribute, you know, close to $400,000 or on a pro forma basis doing about $400,000 a month.

So back into your organic or pre-Kamera business is doing about $1.6 million in April revenue? Is that…?

Kaleil Isaza Tuzman:	That’s correct

Richard Fetyko:
Okay. And that’s - looks like it’s up - I mean in the first quarter you did $3.5 million on three months so it’s just short of $1.2 million a month. So it’s gone from $1.2 million in the first quarter pre month or $1.6 million in April. What’s driving that increase? It’s just some of these new deals that you’ve added I guess?

Kaleil Isaza Tuzman:
Yeah it’s actually better than what it looks like because when I came on really we were doing about a million per month in revenue. And in fact as I think we discussed in the first call there was some revenue in there that we didn’t consider high quality that was related to certain marginal contracts that probably involved a structural loss and we wanted to jettison that type of thing.

So you combine that with the restructuring, the organic growth number would probably be—kind of on an adjusted basis—even higher. But based on the million dollar level per month when I came in we’re up about 50% on that, you know, January versus April.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

And yes what’s driving it is a combination of new clients and I think stronger attentiveness to our existing client base. And there’s a ton of upsell that you can do with enterprise level clients.

Our clients on average, you know, paying a large multiple of what you’ll see the average, you know, video player type of client, of a Brightcove for example. Our clients are enterprise - I think our average client probably across the business is doing about $16,000 or $17,000 per month in revenue if you do just a straight average.

And that enterprise type of client has a lot of growth in it either within the same division or in another division of the company.

Richard Fetyko:
OK, great. And then with regards to the timing of the Kamera acquisition closing you mentioned you’re a few days away from signing definitive agreement. When will the Kamera numbers actually begin to appear in your P&L?

Kaleil Isaza Tuzman:
Yeah. The main challenge there has been that, you know, Kamera has a number of small selling shareholders which has just made the process take a bit longer. But the teams are already working together on client pitches and acting in many ways as a combined team. Obviously that’s going to become even more so and we’ll be realizing cost synergies post-deal.

We are looking at—pending regulatory issues or anything of that sort—we’d probably be looking at consolidation beginning to happen in June. You know, the SEC process, but I think probably some time in June is when you’ll actually see formal accounting consolidation begin.

So, the April numbers that we gave are obviously pro forma of that type of consolidation on a backwards-looking basis.

Richard Fetyko:	OK. With respect to the new revenue that you’re bringing on organically or with Kamera I’m just curious what kind of gross margins do you expect this revenue to have?

Kaleil Isaza Tuzman:
Our gross margins in our model as we communicated before are around 70%. And, you know, you may feel an uptick. I think in our model that up tick’s a little bit over time. But we feel those are healthy levels and I think the focus of the company over the last few months (with the elimination of distracting things we were doing around peer-to-peer research & development or around consumer portal type of activity and getting some of those items out of the equation—has allowed us to build a cleaner view to gross margin and improve margin dynamics a bit.

Robin is telling me something on the gross margin front…

Robin Smyth:	A little less with Kamera combined…

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

Kaleil Isaza Tuzman:	Right, yes. Good point, thank you. You know, the Kamera gross margin’s a bit lower than ours. So, you want to think about structural gross margin post-deal maybe 60-65% or something in that range.

Richard Fetyko:
Okay and then the major component of the cost of revenue - is it network and bandwidth costs? And with respect to that, you mentioned some initiatives or attempts to lower the streaming costs. Could you elaborate on that and what’s the timeframe on some of those efficiency improvements?

Kaleil Isaza Tuzman:
Sure. I’ll answer your question directly first and then I want to bring up another point. We are - we’re focused right now on ways to not only reduce our streaming costs but make streaming itself more of a core competency because it’s so tied in to what we do at the software level that we think there’s additional margin to be obtained there.

And, you know, we made a first step in that direction with the Pando and Abacast partnerships that we announced earlier in the first quarter and implementation is going on there. I’ll get sort of Gavin to tell me when the deployment is but it’s coming up—I think the date of deployment in one of those cases is already occurring. And as I mentioned before there are options and asset purchases in the market that would help us get there.

Your question also gives us the opportunity to mention that given the focus of the business and the shuttering of some of these other—I think ultimately distracting—activity that were taking place in the company prior to new management’s arrival, we are reviewing our classification of costs - especially also in light of the Kamera merger that we expect to close.

So we may in the second quarter—I think it’s actually pretty likely in the second quarter—we’ll either offer a more fleshed-out line-by-line categorization/taxonomy on the cost side and/or reclassification of certain costs to better reflect mobile content provision and so forth.

We know that a couple of investors have brought up the point that it’s difficult to know really where salaries fit and what R&D really means. We agree with that because the way we think about the business is really around posting delivery costs, content and production costs, salaries and incentives, and those - we want to, you know, make sure that those buckets are clearly transparent to the market. And you’ll see us do that in the second quarter results.

Richard Fetyko:
One other question with regards to the revenue run-rate that you’re on April. Do you still expect that revenue run-rate to consistently build throughout ’08 as you add new partners? I mean should we see an increase from the $1.6 million (or $2 million with Kamera) per month in revenue?

Kaleil Isaza Tuzman:
Well of course we expect increased revenue month-on-month each month. I think we had a better - I know this may sound difficult to believe given that we had a lot of restructuring going on and so forth—first quarter than we expected to and we had a much better April than we expected to.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

You know, are we going to be able to do that every month? No. I would imagine, you know, we’ll have months it’ll be not as good as we expect. But I think our general projections are running better than we thought they would and we remain, as we’ve said now several times, confident that we will be cash flow positive in the fourth quarter. And to do that on a compounded basis we need to be growing each month.

So, fortunately we don’t have to be growing very much each month to meet that target. That’s why we feel confident that we will hit that target. But of course we do expect to be growing each month and our target, we would like to be - and this has been also said before on the call - you know, we would love to be in that $2.5 to $3 million revenue range per month by the end of the year.

And, you know, who knows - maybe higher, maybe not. But if we’re in that range we feel like we’re going to be in a very healthy position and we’ll be cash flow positive. And, you know, we’ll have a lot of creative things we can do going forward.

Richard Fetyko:
OK, that’s very helpful. And Gavin: the sales pipeline seems pretty rich. What are the sales cycles sort of averaging - what do you expect them to average out to be? And how many salespeople and bus dev people are you working with now?

Gavin Campion:
Sure thanks. We have in total I think—on the front end of the business—18 salespeople in the agency side of the business that rapidly extend beyond that in the Asia Pacific region. Also, with our alliances with local agencies but essentially we have reseller relationships with their sales departments.

And we’re also having more and more success at putting commission-only salespeople - we just put another one in New York last week who’s already bringing a pipeline to us.

So we’ve certainly re-engineered the business to spend proportionally more money at the front-end, on the sales teams. I think also on the cycle, we’re very pleased about how quickly we’ve been able to close deals from this approach. It ultimately is us approaching them. They’re increasingly leading to contracts.

And I think the advantage we have here is we’re going in with the one-stop shop solution, end-to-end. We’re even able to forecast the outcomes for our clients before they put it in place. Increasingly that’s what we’ll be selling, as a modeling outcomes, which really brings down the sales cycle.

So I think - I’d reinforce a little bit of Kaleil’s point is that, you know, we’re excited and pleased and think we’ve actually outperformed ourselves in the first quarter. And I think part of that is because we have been able to close deals quickly.

Richard Fetyko:	OK. And you mentioned 18 - one eight?

Gavin Campion:	Yeah.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

Richard Fetyko:	Okay and that includes the sales people in Sputnik?

Gavin Campion:	No it actually doesn’t include the salespeople in Sputnik.

Richard Fetyko:	It does not, okay.

And will those salespeople at Sputnik be at some point selling sort of the more comprehensive video solutions as well or will you keep them focused on the ad agency business?

Gavin Campion:
No, no. There’s a total integration of all aspects of the business. So absolutely those guys are going through a series of training sessions and are going out to make presentations with the KIT digital people.

There is no Sputnik and KIT digital. They’re all the same. We actually have an account service - a national agency account service structure there if you like with ten people in it currently.

And they’ll all be fully able to present and sell the technology solution - the video-over-the-internet solution and the video-over-the-mobile solution. And they’ll also be able to manage and grow those clients on an ongoing basis through that solution.

Kaleil Isaza Tuzman:
Richard I would make two points here. One is everything that we’re doing - as Gavin said there’s no two different companies. It’s one company now and actually that’s part of what’s gotten some good sales traction in the first quarter is from that integration happening quickly.

The solutions that are being provided are always video-centric solutions. So there isn’t as much adjustment there as you might think.

The other thing I would add is that in what amounts to selling enterprise software through an ASP model, sales, sales engineering and ongoing client relationship functions really fuse together.

So just want to be clear when we’re talking about these sales numbers, they may be better thought of as client services people in the sense that they’re also responsible for ongoing relationship and up selling. They’re not just wining and dining and closing deals.

They’re really following the ecosystem and they remain with the client. And that’s what you want. That’s a good thing by the way. But I just wanted to clarify that that really the front-end client services team includes those elements of sales support and ongoing CRM.

Richard Fetyko:	OK, all right thanks. That’s all I had. Thanks.

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

Operator:	Thank you. Once again if you would like to pose a question please press * 1 on your telephone keypad at this time.

Our next question is a follow up coming from Richard Fetyko with MCF and Company. Please go ahead.

Richard Fetyko:
Actually I do have a follow up. Just an update on your cash situation when we account for the recent raise as well as the payment for Sputnik. Could you kind of run us through that number effectively at the end of April I suppose?

Kaleil Isaza Tuzman:	End of April I don’t have off the top of my head. I think what you’re probably getting is just kind of pro forma where do we end up after all of this.

Richard Fetyko:	Yeah.

Kaleil Isaza Tuzman:
Yeah. Where we end up is around $10 million or so. So, you know, there’s payouts to0 - it’s actually a little bit more than that. We’ve got the payouts to Sputnik which have now occurred and the Kamera payouts which haven’t; there may be a little bit of flexibility on the Kamera part upfront if we choose to do any of that in stock. Although I think our inclination right now is almost certainly to do it in cash.

So, you know, we’re looking at somewhere in the $11 or $12 million probably range on a pro forma basis when all is said and done.

Richard Fetyko:	OK, that’s helpful, thanks.

Kaleil Isaza Tuzman:	Robin, is that timed about right?

Robin Smyth:	Yeah, that’s about right. A lot depends on the timing of Kamera and any other deal, etc.

Kaleil Isaza Tuzman:
Right. Yeah, Richard that may have been the most conservative assumption. So, you know, if we decided to do anything - any bit in stock or, you know, what have you then that number would go up a bit. But I think that’s probably a good way to - good place to set the bar.

Operator:	Thank you. As a final reminder if you would like to pose a question please press * 1 on your telephone keypad at this time.

There appear to be no further questions at this time. I would like to turn the floor back over to management for any closing comments.

Kaleil Isaza Tuzman:	OK, thank you very much everyone. We’re always available. As I’ve done at the end of each of these calls. My email is Kaleil—K A L E I L at kit-digital.com; always

KCSA
Moderator: Garth Russell
5-14-08/9:00 am CT
Confirmation # 46831028

welcome any inbound inquiries. And the direct line is - global roaming line is plus 1-646-502-7484 - that’s 646-502-7484.

Thanks everyone. Bye bye.

Operator:	Thank you. This does conclude today’s KIT digital First Quarter 2008 Earnings conference call. You may now disconnect.

END